                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               SHOP AT HOME, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                   C. Michael Norton, Wyatt, Tarrant & Combs,
             1500 Nashville City Center, Nashville, Tennessee 37219
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               SHOP AT HOME, INC.
                               5210 SCHUBERT ROAD
                                 P.O. BOX 12600
                           KNOXVILLE, TENNESSEE 37912


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON FRIDAY, MARCH 6, 1998



         Notice is hereby given that the Annual Meeting of Shareholders of Shop at Home, Inc. (hereinafter called the "Company"), will be held at Loews Vanderbilt Plaza Hotel, located at 2100 West End Avenue, Nashville, Tennessee, on March 6, 1998, at 10:00 a.m. local time, for the following purposes:


         (1) To consider and to vote upon the approval of an amendment to the Charter of the Company to provide for staggered three (3) year terms for directors, to fix the number of directors at a number of not less than six (6) nor more than nine (9), and to provide that directors may only be removed by shareholders for cause.

         (2) To consider and to vote upon the election of and to set the terms of eight (8) directors to serve until the designated annual meeting and until their successors are duly elected and qualified;


         (3) To consider and to vote upon the approval of an amendment to the Charter of the Company to authorize a 1:2 reverse stock split of the Company's Common Stock, and to give the Board of Directors the right to determine the appropriate date to cause such amendment to become effective, if at all.


         (4) To consider and to vote upon the approval of an amendment to the Charter of the Company to authorize a total of 30,000,000 shares of Non-Voting Common Stock, par value $.0025.


         (5) To consider and to vote upon the approval of the selection of Coopers & Lybrand L.L.P., Certified Public Accountants, as the Company's independent accountants for the 1998 fiscal year; and


         (6) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice, other than the announcement of the adjournment at the Annual Meeting or any adjournment or adjournments thereof, and any and all business for which notice is hereby given may be transacted at any such adjourned Annual Meeting.


         The Board of Directors has fixed the close of business on January
20, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.


                                           By Order of the Board of Directors

                                           George J. Phillips, Secretary
Nashville, Tennessee
February 13, 1998

YOUR REPRESENTATION AT THE MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT, AT ANY TIME BEFORE IT IS VOTED.

                                TABLE OF CONTENTS


Information Concerning the Solicitation..........................................1

Security Ownership of Certain Beneficial Owners..................................2

PROPOSAL NO. 1 -- AMENDMENT OF CHARTER - CLASSIFICATION OF DIRECTORS.............3

PROPOSAL NO. 2 -- ELECTION OF DIRECTORS..........................................5
      Director Nominees..........................................................5
      Security Ownership of Management and Directors.............................7
      Other Executive Officers...................................................7
      Remuneration of Directors and Officers....................................10
      Summary Compensation......................................................10
      Option Grants in Last Fiscal Year.........................................10
      Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values....11
      Report on Repricing Options...............................................12
      Employment Agreements.....................................................13
      Compensation of Directors.................................................14
      Omnibus Stock Incentive Plan..............................................14
      Transactions with Management and Directors................................15
      Compensation Committee Interlocks and Insider Participation...............15
      Transactions with Related Parties.........................................15
      Report on Executive Compensation..........................................16
      Compensation Philosophy and Policies for Executive Officers...............16
      Base Salary...............................................................16
      Annual Bonus..............................................................17
      Long-Term Incentives......................................................17
      Chief Executive Compensation..............................................18
      Stockholder Return Comparisons............................................18

PROPOSAL NO. 3 -- AMENDMENT OF CHARTER - REVERSE STOCK SPLIT....................19
      Effects of the Reverse Stock Split........................................20
      Possible Advantages.......................................................20
      Possible Disadvantages....................................................21
      Potential Anti-Takeover Effect of Authorized but Unissued Securities......22
      Accounting for Reverse Stock Split........................................23
      Liquidation of Fractional Shares..........................................23

PROPOSAL NO. 4 -- AMENDMENT OF CHARTER - AUTHORIZE NON-VOTING COMMON STOCK......25
      Common Stock..............................................................25
      Preferred Stock...........................................................25
      Non-Voting Common Stock...................................................26

PROPOSAL NO. 5 -- APPOINTMENT OF ACCOUNTANTS....................................27

PROPOSAL NO. 6 -- OTHER BUSINESS................................................27

Other Information...............................................................27
      Interests of Company Affiliates...........................................27
      Proposals of Shareholders.................................................27
      Cost of Solicitation of Proxies...........................................28
      Annual Report.............................................................28

                               SHOP AT HOME, INC.
                               5210 SCHUBERT ROAD
                                 P.O. BOX 12600
                           KNOXVILLE, TENNESSEE 37912

                        --------------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                       ----------------------------------

                     INFORMATION CONCERNING THE SOLICITATION

         The accompanying proxy is solicited by the Board of Directors of Shop At Home, Inc. (the "Company"), for use at the Annual Meeting of Shareholders to be held on March 6, 1998, and any adjournments thereof, notice of which is attached hereto.

         This Proxy Statement and the Annual Report of the Company for the fiscal year ended June 30, 1997, have been mailed on or about February 13, 1998, to all shareholders of record on January 20, 1998.


         The purposes of the Annual Meeting are: [1] to consider and to vote upon the approval of an amendment to the Charter of the Company to provide for staggered three year terms for directors, to fix the number of directors at a number of not less than six nor more than nine, and to provide that directors may be removed by shareholders only for cause; [2] to consider and to vote upon the election of eight (8) directors and to set their terms; [3] to consider and to vote upon the approval of an amendment to the Charter of the Company authorizing a 1:2 reverse stock split of the Company's Common Stock, and to give the Board of Directors the right to determine whether or not the amendment will become effective and, if so, when; [4] to consider and to vote upon the approval of an amendment to the charter of the Company to authorize the issuance of 30,000,000 shares of Non-Voting Common Stock, par value $.0025 per share; [5] to consider and to vote upon the selection of Coopers & Lybrand L.L.P., Certified Public Accountants, as the Company's independent accountants for the fiscal year ended June 30, 1998; and [6] to consider such other business as may properly come before the meeting or any adjournment thereof.


         A shareholder of record who signs and returns a proxy in the accompanying form may revoke that proxy at any time before the authority granted thereby is exercised (i) by attending the Annual Meeting and electing to vote in person, (ii) by filing with the Secretary of the Company a written revocation, or (iii) by duly executing and filing with the Secretary of the Company a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with that specification. If no specification is made, all shares will be voted: FOR the approval of the amendment to the Charter of the Company to provide for staggered terms of directors, to set the number of directors, and to provide that directors may be removed by the shareholders only for cause; FOR the election of all director nominees; FOR the amendment to the charter of the Company to authorize a 1:2 reverse stock split of the Company's Common Stock; FOR the amendment to the charter of the Company to authorize the issuance of 30,000,000 shares of Non-Voting Common Stock; and FOR ratification of the selection of Coopers & Lybrand L.L.P., Certified Public Accountants, as the Company's independent accountants for the fiscal year ended June 30, 1998.

         The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. If, however, any other matter does come before the meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

         The Board of Directors has fixed the close of business on January 20, 1998 (the "Record Date") as the record date for the Annual Meeting. The Company's only class of securities entitled to vote is its Common Stock, $.0025 par value per share ("Common Stock"). On the Record Date, the Company had outstanding 11,742,991 shares of Common Stock. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Shareholders will be entitled to one vote for each share held, which may be given in person or by proxy authorized in writing.


         Under the Tennessee Business Corporation Act (the "Act") and the Company's Bylaws, the presence, in person or by proxy, of a majority of the outstanding shares of Shop at Home Common Stock is necessary to establish a quorum of the Company's shareholders for the purpose of taking action at the Annual Meeting. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes, regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter.

         The directors standing for election must be elected by a plurality of the votes cast at the Annual Meeting. Any other action to be taken at the Annual Meeting, including the approval of the Company's independent accountants, must be approved by a majority of the votes cast. For these voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

         None of the proposals will give any shareholder of the Company the right to dissent from such action, and to thereby obtain payment in cash of the fair value of that shareholder's shares.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following information relates to the Common Stock of the Company beneficially owned, directly or indirectly, by all persons known to be the beneficial owners of more than five percent (5%) of the Common Stock as of January 20, 1998. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.


                                                AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)         BENEFICIAL OWNERSHIP      CLASS
---------------------------------------         --------------------    ----------
J.D. Clinton and SAH Holdings, L.P.(2)........        5,429,700          38.94%

Kent E. Lillie(3).............................          730,000           6.06%


---------------

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised.

(2) Mr. Clinton's address is 400 Fifth Avenue South, Suite 205, Naples, Florida 34102. The address of SAH Holdings, L.P. ("SAH") is 111 South Washington, Brownsville, Tennessee 38012. SAH is a Tennessee limited partnership with Global Network Television, Inc., a Tennessee corporation ("GNT"), as its sole general partner. Mr. Clinton is chairman, a director and the sole shareholder of GNT. SAH currently owns 2,867,900 shares of Common Stock of the Company. Clinton Investments, L.P., a limited partnership for which Global is the sole general partner, owns 332,500 shares of Common Stock, and holds warrants to purchase an additional 542,000 shares of Common Stock. Mr. Clinton holds an option to purchase 10,000 shares of stock from the Company. Mr. Clinton's wife owns, individually, 6,800 shares of Common Stock. Two trusts, the beneficiaries of whom are members of Mr. Clinton's immediate family, own 20,500 shares. SAH holds warrants to purchase up to 1,650,000 shares of Common Stock from the Company. All of the listed shares are assumed to be beneficially owned by Mr. Clinton.

(3) 102 Woodmont Boulevard, Suite 200-228, Nashville, Tennessee 37205. Mr. Lillie presently owns 414,000 shares of Common Stock, and holds options currently exercisable to purchase an additional 310,000 shares of Common Stock from the Company. Mr. Lillie also holds 6,000 shares in a retirement account. Mr. Lillie's retirement account is also a limited partner of SAH Holdings, L.P., and holds a 1.57% equity interest in SAH; however, Mr. Lillie is not considered the beneficial owner of any shares held by SAH.


                                 PROPOSAL NO. 1
                              AMENDMENT OF CHARTER
                           CLASSIFICATION OF DIRECTORS

         On January 21, 1998, the Company's Board of Directors unanimously approved an amendment to the Company's Charter (the "Charter") and has voted to recommend that the Company's shareholders approve such amendment (the "Directors Amendment"). If adopted, the Directors Amendment would (i) classify the Board of Directors into three groups, as nearly equal in number as possible, each of which, after an interim arrangement, would serve for three years, with one group being elected each year; (ii) provide that the number of directors may not be less than six nor more than nine, the precise number to be set by the Board of Directors; and (iii) provide that directors shall be removed by shareholders only for cause. The Directors Amendment is designed to assure continuity and stability in the Board's leadership and policies, particularly in the event of an unsolicited tender offer. The Directors Amendment also establishes a legal structure that encourages any potential acquiror to negotiate with the Board rather than unilaterally attempt to gain control of the Company. The Board believes that this approach is the one most likely to result in long-term enhancement of shareholder value. Although there has been no problem in the past with the continuity or stability of the Board, the Board believes that the Directors Amendment will help to assure the continuity and stability of the Company's affairs and policies in the future. If approved, the Directors Amendment will be effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing will be made promptly after the Annual Meeting.

         Before voting on the Directors Amendment, shareholders are urged to read carefully the following paragraphs of this Proxy Statement, which describe the amendment and its purposes and effects, and Exhibit A hereto, which sets forth the full text of the Directors Amendment. The description of the Directors Amendment is qualified in its entirety by reference to Exhibit A.

         Adoption of the Directors Amendment requires that the votes cast favoring the action exceed the votes cast opposing the action. A failure to vote, either by not returning the enclosed proxy or checking the "Abstain" box, will have no effect upon the vote on the Directors Amendment, so long as a quorum is present at the Annual Meeting either in present or represented by proxy.

         The present Charter is silent on the matter of election of directors and, accordingly, under applicable law, all directors are to be elected by the shareholders annually for a term of one year. Directors of the Company are elected by a plurality of the votes cast in an election of directors at any annual or special meeting of the shareholders. The Company's Charter does not permit cumulative voting for directors.

         The Directors Amendment would divide the Board into three groups, each group to be as nearly equal in number as possible. Two directors will be elected for a term expiring at the next 1998 annual meeting of shareholders, three directors will be elected for a term expiring at the 1999 annual meeting of shareholders, and three directors will be elected for a term expiring at the 2000 annual meeting of shareholders (in each case until their respective successors are elected and qualify). Starting with the next 1998 annual meeting of shareholders, one group of directors -- approximately one-third of the Board -- will be elected each year for a three-year term. The Directors Amendment with respect to classifying the Board, if adopted, will apply to every election of directors.

         A classified Board will extend the time required to change the composition of a majority of directors. Presently, a change in composition of the Board of Directors can be made by shareholders of a majority of the Company's stock voting at a single meeting. With a classified Board, two annual meetings normally would be required for holders of a majority of the Company's stock to elect a majority of the Board of Directors, since only one-third of the number of directors will be elected at each meeting. Because of the additional time required to change the composition of the Board, classification of the Board also may make the removal of incumbent management more difficult.

         Since the classified Board will increase the time required for a third party to obtain control of the Company without the cooperation of the Board of Directors, it may tend to discourage certain tender offers, including perhaps some tender offers that some shareholders may feel would be in their best interest. However, the Board of Directors believes that classification of the Board will provide the Board with more time to evaluate any takeover proposal and thus enable it to better protect the interests of the Company and the remaining shareholders. The Board is not aware of any current specific effort to attempt to gain control of the Company. Although the Directors Amendment would not impede an acquisition of the Company approved by the Board, adoption of the Directors Amendment may affect the ability of the shareholders of the Company to change the composition of the incumbent Board, to affect its policies generally and to benefit from transactions which are opposed by the incumbent Board.

         Article II, Section 2.2 of the Company's current Bylaws provides that the number of directors constituting the Board of Directors of the Company shall be not less than six (6) nor more than twelve (12). Under Tennessee law, the number of directors may be fixed or changed from time to time by the shareholders or by the Board of Directors. The Directors Amendment changes the variable range of the number of directors to not less than six (6) nor more than nine (9), with the Board of Directors to have the authority to fix the number within that variable range. This provision, together with the provisions hereafter discussed regarding the restrictions on removal of incumbent directors, may make it more difficult for a majority shareholder to obtain representation quickly by enlarging the Board and filling the directorships with its own nominees.

         Currently, any director may be removed, with or without cause, by a majority vote of the shares entitled to elect directors, and newly-created directorships and vacancies may be filled by a majority vote of the Board of Directors, even if less than a quorum of the Board of Directors remain. The Directors Amendment provides that a director may be removed only for cause. Under applicable law, any vacancy on the Board occurring during the course of the year, including vacancies created by an increase in the number of directors, shall be filled by a majority vote of the remaining directors, whether or not a quorum. Directors elected in this manner would, under Tennessee law, hold office until the next shareholders' meeting at which directors are elected, when they would be subject to reelection by the shareholders.

         These provisions are intended to prevent a majority shareholder from destablizing the classified Board by removing directors without cause and replacing them with its own nominees. Removal of directors only for cause may encourage bidders to negotiate with the Board of Directors prior to launching a takeover bid. This provision, together with the provision for classification of the Board of Directors and the other provisions of the Directors Amendment, would make it more difficult and more time consuming for shareholders to replace a majority of the directors even when the only reason for a change may be the performance of the present directors.

         The Company's Charter and Bylaws do not currently contain any other conventional anti-takeover provisions, and the Company has no current plans to submit further proposals to shareholders with a possible "anti-takeover" effect, other than the proposal described herein to authorize a 1:2 reverse stock split of the Company's Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE PROPOSAL.

                                 PROPOSAL NO. 2
                              ELECTION OF DIRECTORS

         The Board of Directors proposes the election of the nominees listed below. Unless contrary instructions are received, it is intended that the shares represented by the Proxy solicited by the Board of Directors will be voted in favor of the election as directors of all the nominees named below. If for any reason any of the nominees is not available for election, the persons named in the Proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any of these nominees will fail to be candidates at the meeting, and therefore, does not at this time have any substitute nominee under consideration. The information relating to the eight (8) nominees set forth below has been furnished to the Company by the individuals named. Six (6) of the nominees are presently directors of the Company, having been elected at the Company's annual meeting held on December 6, 1996. On December 31, 1997, the Company's Board of Directors voted to increase the size of the Board from six
(6) to eight (8) members, and two of the nominees have not previously served as members of the Board. The Company's Bylaws specify that the Company's President shall be a member of its Board of Directors.

         At the Annual Meeting, eight (8) directors will be elected. If Proposal No. 1 (described above) is adopted by the shareholders, a classified Board will be elected so that two directors will hold office until the next 1998 annual meeting of shareholders, three directors will hold office until the 1999 annual meeting of shareholders, and three directors will hold office until the 2000 annual meeting of shareholders, and in each case until their respective successors are elected and qualified.

         If Proposal No. 1 is adopted, it is the intention of the persons named as proxies in the accompanying form of proxy, unless otherwise instructed, to vote for the election of each nominee set forth below for the term expiring in the year indicated. If Proposal No. 1 is not adopted, the persons named as proxies intend to vote, unless instructed otherwise, for the election of each such nominee to serve for one year.

         The Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE LISTED NOMINEES.

DIRECTOR NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2000

         J.D. Clinton, Director and Chairman of the Board. Mr. Clinton has been a Director and Chairman of the Board since 1993. Mr. Clinton is Chairman, President and Chief Executive Officer, Independent Southern BancShares, Inc., Brownsville, Tennessee, a diversified financial institutions holding company. Mr. Clinton is Chairman and Director, INSOUTH Bank, Brownsville, Tennessee. Mr. Clinton is a Director, Southern Financial, Inc. Nashville, Tennessee. Age 54. Mr. Clinton is a graduate of the University of Memphis.

         Kent E. Lillie, President and Chief Executive Officer and Director. Mr. Lillie joined the Company as President and Chief Executive Officer in September 1993 and has been a Director since such date. Prior to joining the Company, Mr. Lillie was Vice President and General Manager, WATL-TV, Atlanta, Georgia, 1992-1993, and was Vice President and General Manager, WPTY-TV, Memphis, Tennessee, 1987-1992. Age 51. Mr. Lillie is a graduate of Sacramento City College.

         Frank A. Woods, Director. Mr. Woods has been a Director since 1993. Mr. Woods was Chairman of the Board and Director of MediaUSA, Inc., Nashville, Tennessee, a communications consulting and strategic planning firm, from 1991 until 1998. Mr. Woods is a principal of The Woods Group, Nashville, Tennessee, a diversified merchant banking firm. Age 55. Mr. Woods is a graduate of Vanderbilt University and Vanderbilt University School of Law.

DIRECTOR NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1999

         W. Paul Cowell, Director. Mr. Cowell has been a Director since 1988. Mr. Cowell was Chairman of the Board of the Company from 1990 through 1993. Mr. Cowell has been President and Chief Executive Officer, Warren & William, Inc. (formerly National Book Warehouse, Inc.), a real estate management and holding company, since 1989. Mr. Cowell has been President and Owner, Book Ends Discount Book Stores, Inc., since 1987. Mr. Cowell is a Director, Global Christian Ministries, Inc. Age 53.

         A.E. Jolley, Director and Secretary/Treasurer. Mr. Jolley has been Director and Secretary/Treasurer since 1986. Mr. Jolley has been President, Lakeway Containers, Inc., Morristown, Tennessee, a corrugated container manufacturer, since 1975. Mr. Jolley is a Director, Union Planters Bank. Mr. Jolley is a Director, Kingwood School, Morristown, Tennessee, and Commissioner, Morristown City Planning Commission. Mr. Jolley is a Member, Board of Trustees, Walters State Community College. Age 58.

         Joseph I. Overholt, Director. Mr. Overholt has been a Director since 1986. Mr. Overholt has been President and Owner of Planet Systems, Inc. a computer software development company engaged in the satellite delivery of computer data, since 1992. Mr. Overholt has been President and Owner of Skylink Communications since 1989. Mr. Overholt was a Vice President of the Company from 1986 through August 1993. Age 48. Mr. Overholt is a graduate of The University of Tennessee.

DIRECTOR NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1998

         J. Daniel Sullivan. Director Nominee. Mr. Sullivan has served as the President and CEO of Sullivan Broadcasting Company, a television broadcasting company, since 1995. Between 1987 and 1995, Mr. Sullivan was the President of Clear Channel TV, a subsidiary of Clear Channel Communications, Inc., a broadcasting company. Age 46.

         Patricia E. Mitchell. Director Nominee. Ms. Mitchell has served as the President of Turner Original Productions, a motion picture production company and an affiliate of Time, Inc., since 1995. From 1992 until 1995, Ms. Mitchell was employed by Turner Broadcasting Systems, Inc., as senior vice president and executive vice president of TBS Productions, and Ms. Mitchell has substantial experience in television production work. Ms. Mitchell serves on the advisory board of the Schlesinger Library on the History of Women at Radcliffe College, the Board of Trustees of the Sundance Institute, the Advisory Board of the School of Communications at the University of California at Santa Barbara, the Atlanta YMCA and the High Museum of Atlanta. Age 54.

         The principal business activity of each of the above Directors has been as shown above during the past five years, except that in some cases the individual has been employed by a predecessor organization or has undertaken greater responsibilities with the same employer, a parent company, or a successor organization.

         The Board of Directors has no standing audit, nominating or compensation committees. The Board of Directors has appointed Kent E. Lillie, J.D. Clinton and Frank A. Woods to serve as an administrative committee to administer the Company's Omnibus Stock Incentive Plan.

         During the fiscal year ended June 30, 1997, the Board of Directors held four (4) meetings. No incumbent director attended fewer than 75% of the Board meetings during the year.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS


         The following information presents the beneficial ownership of the Common Stock of the Company as of January 20, 1998, by the Company's directors, director nominees, the executive officers named in the Remuneration of Directors and Officers, and by all directors, director nominees and executive officers as a group.


                                               AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)        BENEFICIAL OWNERSHIP     CLASS
----------------------------------------       --------------------   -----------
J.D. Clinton(2)..........................         5,429,700             38.94%
Kent E. Lillie(2)........................           730,000              6.06%
W. Paul Cowell(3)........................           558,400              4.75%
A.E. Jolley(4)...........................           511,092              4.35%
Joseph I. Overholt(5)....................           519,200              4.42%
Frank A. Woods(6)........................            10,000              0.09%
Joseph Nawy(7)...........................            45,000              0.38%
J. Daniel Sullivan.......................            ---                  ---
Patricia E. Mitchell.....................            ---                  ---
All executive officers and directors
   as a group (21 persons)...............         7,983,942             55.33%

------------------



(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this proxy statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised.

(2) See Notes in preceding section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

(3) 8205 Walker Road, Knoxville, Tennessee 37938. Mr. Cowell presently owns 413,456 shares of Common Stock in his individual name. Mr. Cowell holds an option to purchase 10,000 shares of Common Stock from the Company. In addition, Mr. Cowell is the income beneficiary and has a limited right to name the beneficiary of the trust which owns 134,944 shares.

(4) 5715 Superior Drive, Morristown, Tennessee 37814. Includes options for 10,000 shares issued by the Company.

(5) 213 Abbey Road, Newport, Tennessee 37821. Includes options for 10,000 shares issued by the Company.

(6) 631 2nd Avenue South, Nashville, Tennessee 37210. Mr. Woods holds an option to acquire 10,000 shares of Common Stock from the Company.

(7) 5210 Schubert Road, Knoxville, Tennessee 37219. Includes options for 40,000 shares issued by the Company.


                            OTHER EXECUTIVE OFFICERS

         The following information relates to the executive officers of the Company as of January 20, 1998, other than those executive officers who also serve as directors of the Company, as noted above. With the exception of the President and Chief Executive Officer, who has an employment agreement with a term of five (5) years, and Mr. Nawy and Mr. Gratteau, each of whom has an employment agreement, the remaining executive officers serve at the discretion of the Board:


NAME                          AGE                    POSITION
----                          ---                    --------


James Bauchiero............   50      Executive Vice President and Chief Financial Officer

Joseph Nawy................   55      Vice President of Finance

George J. Phillips.........   36      Vice President, General Counsel and Secretary

H. Wayne Lambert...........   47      Vice President of Information Technologies

Everit Herter..............   56      Vice President of Affiliate Relations

Henry I. Shapiro...........   51      Vice President of Merchandise

Kent H. Gratteau, Jr.......   54      Vice President of Broadcasting & Engineering

Linda O. Ford..............   33      Vice President of Human Resources

Sandra B. Emery............   52      Vice President of Customer Relations

William M. Anderson........   52      Vice President of Sports Operations

Teresa M. McDowell.........   45      Vice President of Call Center Operations




         James Bauchiero, Executive Vice President and Chief Financial Officer. Mr. Bauchiero has served as Executive Vice President and Chief Financial Officer since January 1, 1998. Prior to joining the Company, Mr. Bauchiero was Vice President and Chief Financial Officer of Orchid International Group, an automation and robotics designer and fabricator for heavy manufacturing facilities and manufacturer of metal stamped products. Prior to joining Orchid in 1996, Mr. Bauchiero was Vice President and Chief Financial Officer of National Auto/Truckstops, a franchisor of full-service truckstops. Mr. Bauchiero holds a BS degree in finance and business economics and an MBA from the University of Southern California.

         Joseph Nawy, Vice President of Finance. Mr. Nawy has served as Vice President of Finance since September 1994. Mr. Nawy has experience in direct mail, computer operations and distribution, and prior to joining the Company was involved in business turnaround situations. From 1990 to 1993 Mr. Nawy was the Chief Operating Officer and Chief Financial Officer of LP Music Group, a manufacturer and importer of percussion musical instruments. From 1987 to 1990, Mr. Nawy was the Chief Financial Officer of American Direct Industries, Inc., a direct mail retailer. Prior to that, Mr. Nawy served in a variety of corporate positions, and also started his career in public accounting with the firm of Ernst & Young. Mr. Nawy is a certified public accountant and holds an accounting degree from New York University.

         George J. Phillips, Vice President, General Counsel and Secretary. Mr. Phillips joined the Company in November, 1997. Prior to his employment with the Company, Phillips was counselor to the Assistant Attorney General of the Civil Division of the United States Department of Justice from 1993 through 1997, where he oversaw the Office of Consumer Litigation. Prior to joining the Justice Department, Mr. Phillips was in private practice with Baker, Worthington, Crossley, Stansberry & Woolf in Nashville, Tennessee, from 1989 to 1993. Mr. Phillips received his undergraduate degree from Duke University and his law degree from the University of Tennessee.

         H. Wayne Lambert, Vice President of Information Technologies. Mr. Lambert has served as Vice President for the Company since March, 1992. Immediately before joining the Company, he served as Operations Officer for National Book Warehouses, Inc., Knoxville, Tennessee. Prior to that employment, he served as Assistant Controller for the Knoxville News-Sentinel, Knoxville, Tennessee. Mr. Lambert is a retired Captain of the Tennessee Air National Guard and a Base Budget Officer. He is a graduate of University of Tennessee.

         Everit A. Herter, Vice President of Affiliate Relations. Mr. Herter has served as Vice President of Affiliate Relations since July 1997. Since 1994, Mr. Herter has served the Company as Director of Affiliate Relations and as a consultant. Prior to joining the Company, Mr. Herter was a Senior Vice President of J. Walter Thompson Co.

         Henry I. Shapiro, Vice President of Merchandise. Mr. Shapiro has served as the Vice President of Merchandise for the Company since January of 1994. Prior to joining the Company, Mr. Shapiro designed and manufactured jewelry for leading jewelry retailers, Home Shopping Network and QVC, from 1983 through 1993. Mr. Shapiro attended the Fashion Institute of Technology and Maryland University. He has served as a consultant for jewelry manufacturers with special emphasis on the television markets in Thailand, Czechoslovakia, Hong Kong, Switzerland and Italy.

         Kent H. Gratteau, Jr., Vice President of Broadcasting and Engineering. Mr. Gratteau joined the Company in August 1995, and before that, he served for ten years as Engineering Manager for KWGN(TV), Denver, Colorado. He is member of the Society of Motion Picture and Television Engineers and has served that organization as Section Chairman and on the Board of Managers for the Rocky Mountain Section. Mr. Gratteau attended the University of Utah and Florida State University.

         Linda O. Ford, Vice President of Human Resources. Ms. Ford has served as the Vice President of Human Resources for the Company since May of 1996. Immediately prior to joining the Company, Ms. Ford served as a Human Resources Consultant for Phillips & Phillips Associates, Inc. From 1993 to 1995, she was the Manger of Human Resources for National Auto/Truckstops, Inc. From 1989 to the time she joined National Auto/Truckstops, Inc., Ms. Ford was a Human Resources Manger for Union Oil Company of California.

         Sandra B. Emery, Vice President of Customer Service. Ms. Emery has served as Vice President of Customer Service for the Company since June 1994. From 1992 until 1994, she served as Operations Manager of Order Entry and Customer Service for the Company. Prior to that time, she served as Operations Director for National Book Warehouse, Inc. Her other experience includes positions with Jostens' Printing and Publishing Company, R.V. Emery Company and Carousel of Curios.

         William M. Anderson, Vice President of Sports Operations. Mr. Anderson has served as Vice President of Sports Operations since August 1997. Prior to that time, he provided periodic consulting services to the Company and was a self-employed consultant from 1995 to 1997, primarily providing real estate acquisition, retail site selection and marketing services. From 1993 to 1995, Mr. Anderson was President of Beaty Title Company, and from 1990 to 1993 was President of Interior Logic, a commercial office furniture sales and installation business. In 1994, Mr. Anderson filed a voluntary Chapter 7 bankruptcy proceeding and received a discharge.

         Teresa M. McDowell, Vice President of Call Center Operations. Ms. McDowell has served as Vice President of Call Center Operations since November 1996. From 1994-1996, Ms. McDowell served as Director of Customer Service for Mark Group, Inc., a catalog sales company. From 1993 until 1994, Ms. McDowell served as Manager of Customer Relations at the Customer Service Center of Bedford Fair Industries, Ltd., also a catalog sales company. From 1988 to 1993, Ms. McDowell was Manager of Administration and Planning for the Atlanta, Georgia office of Spring Corporation.

                     REMUNERATION OF DIRECTORS AND OFFICERS

SUMMARY COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended June 30, 1997, to those person who served as the Company's CEO during the 1997 fiscal year and were the Company's most highly compensated executive officers (other than the CEO) serving as of the end of the 1997 fiscal year whose compensation exceeded $100,000 (not more than four persons are required to be shown) (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                  ANNUAL COMPENSATION                     COMPENSATION
                     ---------------------------------------------    -------------------
                                                                       SECURITIES UNDERLY-     ALL OTHER
NAME AND                                              OTHER ANNUAL        ING OPTIONS          COMPENSA-
PRINCIPAL                       SALARY      BONUS     COMPENSATION           /SAR                TION
POSITION             YEAR        ($)         ($)          ($)                 (#)                 ($)
---------            ----       ------      -----     ------------     --------------------    ---------
Kent E. Lillie       1997      188,654      155,605     12,000(1)           510,000               --
President/CEO        1996      120,000         --       12,000(1)              --                 --
                     1995      120,000       50,000     12,000(1)              --              18,000(2)

Joseph Nawy,         1997      114,393       15,560      6,000(1)            20,000               --
Vice President       1996       96,000         --        3,500(1)              --              7,423(3)
Finance              1995       76,431(4)      --          --                60,000               --

Thomas C.            1997      122,866         --        5,000(1)            10,000               --
Sutula,              1996      101,539         --          --               100,000               --
Executive Vice
President/COO(5)


---------------



(1) Other Annual Compensation consists of an automobile allowance.

(2) Other Compensation consists of a housing allowance.

(3) Other Compensation consists of a relocation allowance.

(4) Mr. Nawy's employment began in September 1994.

(5) Mr. Sutula's employment began in July 1995 and terminated in March 1997.


OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning stock option and stock appreciation right ("SAR") grants to any Named Executive Officer who was granted a stock option during the 1997 fiscal year of the Company.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                    INDIVIDUAL GRANTS
                           -------------------------------
                                                                                     POTENTIAL REALIZABLE VALUE AT
                                        % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                                       OPTIONS/SARS      EXERCISE                    STOCK PRICE APPRECIATION FOR
                        OPTIONS/SARS    GRANTED TO        OR BASE                           OPTION TERMS
                          GRANTED      EMPLOYEES IN        PRICE        EXPIRATION   -----------------------------
NAME                      (#)(1)       FISCAL YEAR        ($/SH)           DATE            5%($)    10%($)
-----                   ------------  --------------     ---------      ----------         -----    ------

Kent E. Lillie            500,000           78.4%          $2.87            (1)        $588,990    $1,386,877

Kent E. Lillie             10,000            1.6            2.87           6/19/02        7,929        17,522

Joseph Nawy                20,000            3.1            2.87             (2)         23,560        55,475



----------------------

(1) Options to acquire 500,000 shares of Common Stock of the Company were issued July 1, 1996, of which options to purchase 100,000 shares became exercisable on January 1, 1997, with options to acquire 100,000 shares to become exercisable on January 1, 1998, 1999, 2000 and 2001. The options expire on the earlier of thirty (30) days after the termination of employment or five (5) years from the date the options became exercisable. These options were originally granted at an exercise price of $3.75, but were reissued on June 19, 1997, at an exercise price of $2.87.

(2) Options to acquire 20,000 shares of Common Stock of Registrant were issued July 1, 1996, of which options to purchase 4,000 shares became exercisable on July 1, 1997, with options to acquire 4,000 shares to become exercisable on July 1, 1998, 1999, 2000, and 2001. The options expire on the earlier of thirty (30) days after the termination of employment or five (5) years from the date the options become exercisable. These options were originally granted at an exercise price of $3.75, but were reissued on June 19, 1997, at an exercise price of $2.87.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information with respect to options exercised by any Named Executive Officer during the 1997 fiscal year of the Company, and with respect to unexercised options to purchase shares held by such officers as of the end of the 1997 fiscal year.


               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE

                                                                                          VALUE OF UNEXERCISED
                                                                      NUMBER OF UNEXER-      IN-THE-MONEY
                                                                      CISED OPTIONS/SARS    OPTIONS/SARS AT
                                                                      AT JUNE 30, 1997       JUNE 30, 1997
                                                                      -----------------   --------------------
                     SHARES ACQUIRED ON                                 EXERCISABLE/        EXERCISABLE/
NAME                    EXERCISE (#)        VALUE REALIZED ($)(1)       UNEXERCISABLE       UNEXERCISABLE(1)
-----                ------------------     --------------------      -----------------   --------------------
Kent E. Lillie              None                  N/A                  410,000/600,000    $543,900/$362,600

Joseph Nawy                 None                  N/A                    24,000/56,000    $  16,512/$24,768

-----------------



(1) The market value of underlying securities at June 30, 1997, was $2.813 per share based upon the NASDAQ SmallCap market closing price. "In-the-Money" options are ones in which the fair market value of the underlying securities exceeds the exercise price of the options.

REPORT ON REPRICING OF OPTIONS

         At the meeting of the Company's Board of Directors on June 19, 1997, the Board voted to reprice all of the options to purchase shares of its Common Stock granted to its employees during 1996 to a new option price of $2.87, the market price of the stock as of the close of business on June 19, 1997, according to the NASDAQ SmallCap Market. The options eligible to be repriced had been issued to a total of approximately 43 employees for a total of 652,500 shares. Among the employees holding options subject to repricing, six (6) of the employees were executive officers whose options subject to repricing totalled 585,000 of the shares. The Board determined that because of the decline in the market price of the stock from 1996 to 1997, the options were not achieving the goal of providing an employment incentive to the effected employees.

         This repricing of employee stock options is the only repricing of options ever carried out by the Company. The following table sets out information concerning the repricing of options held by executive officers of the Company:

                         TEN-YEAR OPTION/SAR REPRICINGS


                                             NUMBER OF         MARKET          EXERCISE                    LENGTH OF
                                             SECURITIES        PRICE           PRICE AT                    ORIGINAL
                                             UNDERLYING      OF STOCK AT       TIME OF                    OPTION TERM
                                              OPTIONS/         TIME OF        REPRICING                    REMAINING
                                                SARS         REPRICING OR        OR           NEW         AT DATE OF
                                             REPRICED OR      AMENDMENT       AMENDMENT     EXERCISE      REPRICING OR
NAME                         DATE            AMENDED (#)        ($)             ($)         PRICE ($)      AMENDMENT
-----                        ----            -----------     ------------     ----------    ---------     ------------
Kent E. Lillie           June 19, 1997         100,000          $2.87          $3.75         $2.87         54 mos.*
Kent E. Lillie           June 19, 1997         100,000           2.87           3.75          2.87             66
Kent E. Lillie           June 19, 1997         100,000           2.87           3.75          2.87             78
Kent E. Lillie           June 19, 1997         100,000           2.87           3.75          2.87             90
Kent E. Lillie           June 19, 1997         100,000           2.87           3.75          2.87             102
Joseph Nawy              June 19, 1997          4,000            2.87           3.75          2.87             60
Joseph Nawy              June 19, 1997          4,000            2.87           3.75          2.87             72
Joseph Nawy              June 19, 1997          4,000            2.87           3.75          2.87             84
Joseph Nawy              June 19, 1997          4,000            2.87           3.75          2.87             96
Joseph Nawy              June 19, 1997          4,000            2.87           3.75          2.87             108
Henry I. Shapiro         June 19, 1997          2,000            2.87           3.75          2.87             60
Henry I. Shapiro         June 19, 1997          2,000            2.87           3.75          2.87             72
Henry I. Shapiro         June 19, 1997          2,000            2.87           3.75          2.87             84
Henry I. Shapiro         June 19, 1997          2,000            2.87           3.75          2.87             96
Henry I. Shapiro         June 19, 1997          2,000            2.87           3.75          2.87             108
Kent H. Gratteau, Jr.    June 19, 1997          1,000            2.87           3.75          2.87             60
Kent H. Gratteau, Jr.    June 19, 1997          1,000            2.87           3.75          2.87             72
Kent H. Gratteau, Jr.    June 19, 1997          1,000            2.87           3.75          2.87             84
Kent H. Gratteau, Jr.    June 19, 1997          1,000            2.87           3.75          2.87             96
Kent H. Gratteau, Jr.    June 19, 1997          1,000            2.87           3.75          2.87             108
Linda O. Ford            June 19, 1997          5,000            2.87           3.56          2.87             58
Linda O. Ford            June 19, 1997          5,000            2.87           3.56          2.87             70
Linda O. Ford            June 19, 1997          5,000            2.87           3.56          2.87             82
Linda O. Ford            June 19, 1997          5,000            2.87           3.56          2.87             94
Linda O. Ford            June 19, 1997          5,000            2.87           3.56          2.87             106
Teresa McDowell          June 19, 1997          5,000            2.87           2.94          2.87             65
Teresa McDowell          June 19, 1997          5,000            2.87           2.94          2.87             77
Teresa McDowell          June 19, 1997          5,000            2.87           2.94          2.87             89
Teresa McDowell          June 19, 1997          5,000            2.87           2.94          2.87             101
Teresa McDowell          June 19, 1997          5,000            2.87           2.94          2.87             113
* rounded to the nearest month


EMPLOYMENT AGREEMENTS

         KENT E. LILLIE. On September 25, 1993, the Company executed an employment agreement with Kent E. Lillie whereby Mr. Lillie commenced employment as the Company's President and Chief Executive Officer. Under that agreement, Mr. Lillie was granted options to purchase up to 600,000 shares of Common Stock at an exercise price of $1.00 per share during the term of the agreement. Of those options, options to purchase 100,000 shares vested immediately, and additional options to purchase 100,000 shares vested on each anniversary date of the agreement. The options expire on the earlier to occur of (a) five years after the date of vesting or (b) thirty days after termination of Mr. Lillie's employment with the Company. In the event of a "change of control" of the Company, as defined in the agreement, the agreement granted Mr. Lillie certain rights, including the right to resign at any time during the twelve months following the occurrence of the change of control, and in the event of such resignation, any options to purchase stock not yet vested would automatically vest on the date of resignation.

         On June 21, 1996, the Board of Directors granted to Mr. Lillie options to purchase an additional 500,000 shares of the Company's Common Stock at a price of $3.75 per share. Options to purchase 100,000 shares vested on January 1, 1997, and options to purchase a total of 100,000 shares will vest on January 1 of each year thereafter for another four (4) years. Effective June 19, 1997, these options were replaced with options having the same terms and conditions, except for the exercise price which was reduced to $2.87.

         Effective July 1, 1997, the Company executed a new employment agreement with Mr. Lillie to continue his employment as President and Chief Executive Officer. Under the terms of the agreement, Mr. Lillie will be employed for an initial term of five (5) years with a base salary of $190,000 per year. The agreement is automatically renewable for successive two (2) year terms unless either party terminates the agreement prior to the commencement of the renewal term. In addition to the base salary, the agreement also provides for a quarterly bonus of the greater of (i) ten percent (10%) of the increase in the Company's net operating profit after taxes over the same quarter of the previous fiscal year, or (ii) five percent (5%) of the "Total Cash Flow" for the quarter. "Total Cash Flow" means the net operating profit, after taxes, plus depreciation accrued by the Company for its broadcast station properties. Under the agreement, Mr. Lillie receives an automobile allowance and other fringe benefits and allowances. The agreement provides that Mr. Lillie will be granted options to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $2.875 per share. These options will vest on June 30, 2001 and expire on June 30, 2006. In the event of a "change of control" of the Company, as defined in the agreement, the agreement grants Mr. Lillie certain rights, including the right to resign at any time during the twelve months following the occurrence of the event, and to receive an amount equal to his base salary and monthly allowances for the twelve (12) months preceding such resignation. In addition, any options to purchase stock not yet vested shall automatically vest on the date of such termination. The Company has agreed to pay or reimburse Mr. Lillie for the relocation of his primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company's new headquarters location. The Company also agreed to make Mr. Lillie a loan in the amount of $800,000 in connection with the relocation of his residence. All of these loan proceeds have been advanced to Mr. Lillie. The loan matures on the earlier of (i) the date of Mr. Lillie's termination from the Company, or (ii) June 30, 2002. Until maturity, payments equal to ten percent (10%) of bonus payments made to Mr. Lillie in addition to his base salary are required to be used to repay the loan. The loan does not bear interest. The agreement also provides that Mr. Lillie will not compete with the Company for two (2) years following the termination of his employment.

         JOSEPH NAWY. The Company and Mr. Nawy entered into a written employment agreement on August 24, 1994. The agreement established Mr. Nawy's basic compensation at $96,000 with a structured bonus, and further provides that the compensation will be reviewed annually and adjusted by mutual consent. The agreement also provided that Mr. Nawy would be granted options to purchase 60,000 shares of the Company's Common Stock, with 12,000 shares of this total vesting after one year and an additional 12,000 shares vested on each anniversary date until fully vested. The agreement also provides that if Mr. Nawy's employment is terminated for any reason other than "for cause," he will receive his normal compensation for a period of 180 days.

COMPENSATION OF DIRECTORS


         The Company has not historically paid remuneration to its non-employee directors for their service as directors. In June, 1997, each director was granted an option to purchase 10,000 shares of the Common Stock of the Company at a price of $2.875 per share. These options expire in June 2002 if not exercised prior to such date. Beginning in 1998, the Company will pay each director $500 for each meeting attended ($100 if attendance is by telephone), along with the director's expenses associated with attending the meeting. Effective January 1, 1998, the Company also granted to each director an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $3.75, the market price on the date issued.


OMNIBUS STOCK INCENTIVE PLAN

         The Company's Omnibus Stock Incentive Plan (the "Plan") was adopted by the Company's Board of Directors on October 15, 1991, and approved by the Company's shareholders at the 1991 annual meeting of shareholders. The Plan was amended at the 1996 annual meeting of shareholders to make certain technical changes in the Plan.

         A special administrative committee of the Board of Directors was appointed to administer the plan. All employees of the Company are eligible to receive stock options and/or stock appreciation rights under the plan. Options granted under the Plan can be either incentive stock options or nonqualified stock options. Incentive stock options to purchase Common Stock may be granted at not less than 100% of fair market value of the Common Stock on the date of the grant.

         SARs generally entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of the grant.

         A maximum of 1,500,000 shares of Common Stock may be issued upon the exercise of options and SARs.

         No option or SAR may be granted after October 15, 2001. No option that is an incentive stock option and any corresponding SAR that related to such option shall be exercisable after the expiration of ten (10) years from the date such option or SAR was granted for five (5) years after the expiration in the case of any such option or SAR that was granted to a 10% shareholder.

         As of December 31, 1997, stock options for 628,100 shares of Common Stock have been granted under the Plan and were outstanding and unexercised. A total of 130,400 shares of Common Stock of the Company have been previously issued upon exercise of stock options issued under the Plan. Mr. Lillie's options were not granted by the Company pursuant to the Plan. The Company has never issued any SARs.

                   TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors of the Company does not have a Compensation Committee. All directors of the Company participate in executive compensation decisions. The members of the Board of Directors during the fiscal year ended June 30, 1997, were J.D. Clinton, W. Paul Cowell, A.E. Jolley, Joseph I. Overholt, Frank A. Woods, and Kent E. Lillie.

TRANSACTIONS WITH RELATED PARTIES

         The Company leases its Knoxville office and studio space from William and Warren, Inc., an entity owned by Paul W. Cowell, a director, and paid total lease payments of approximately $139,800 during the fiscal year ended June 30, 1997. Management of the Company determined that these terms and conditions were competitive with comparable commercial space being leased in the Knoxville market.

         On August 16, 1995, the Company issued its $2,000,000 Variable Rate Convertible Secured Note Due 2000 to Global Network Television, Inc. J.D. Clinton, a director of the Company is the sole shareholder and Chairman of Global Network Television, and that corporation is a principal shareholder of the Company. See "Security Ownership of Certain Beneficial Owners." The loan carried interest at the prime rate plus 2%, and was payable in 60 monthly installments. The loan was secured by a security interest in the inventory, accounts, and certain equipment, furniture and fixtures of the Company, as well as the stock of MFP, Inc., a subsidiary of the Company, and an assignment of the proceeds of any sale of the Federal Communications Commission license of Television Station WMFP, Lawrence, Massachusetts. The note was convertible to Common Stock of the Company based upon one share of stock for each $3.00 of the principal balance of the note. On October 1, 1997, the note was transferred to FBR Private Equity Fund, L.P., which immediately converted the note to 444,177 shares of Common Stock of the Company. Based upon management's knowledge of the commercial lending market, the terms and rates of the note were considered competitive. FBR Private Equity Fund, L.P. is an affiliate of Friedman, Billings, Ramsey & Co., Inc.

         During 1998, the Company plans to relocate its studios and headquarters facilities to Nashville, Tennessee. The new Nashville facility will be owned by Partners - SATH, L.L.C., a Tennessee limited liability company (the "LLC"). and leased to the Company. The sole members of the LLC are Steve Sanders and James
P. Clinton, both of whom are related to J.D. Clinton. The LLC has financed the acquisition and construction of the facility from the proceeds of a loan (the "Facility Loan") in the principal amount of $6.4 million from a commercial bank. The Facility Loan is evidenced by a promissory note from the LLC, and is secured by a first mortgage deed of trust on the facility, the personal guaranty of J.D. Clinton and the guaranty of the Company. The lease to the Company will be a net lease with payments in the approximate amount of the debt service on the Facility Loan, with the Company to have the option to acquire the facility during and at the end of the lease term. The Company has agreed to pay to Mr. Clinton an annual fee equal to 1% of the amount of the Facility Loan in consideration for Mr. Clinton's guaranty, which will be payable in cash or in stock of the Company.

         In connection with the relocation of Kent E. Lillie's primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company has made an interest-free loan to Mr. Lillie in the principal amount of $800,000. See "MANAGEMENT -- Employment Agreements -- Kent E. Lillie" herein.

         In February, 1995, the Company entered into a financing lease transaction with Brownsville Auto Leasing Corporation whereby the Company leased the transmitter for WMFP(TV). The monthly principal payments on the lease are $9,700 and the outstanding balance on the lease at December 31, 1997, was $349,700. James P. Clinton, the brother of J.D. Clinton, is a principal of Brownsville Auto Leasing Corporation.

                        REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Company's executives are made by the Company's Board of Directors. Each member of the Board, except for Kent E. Lillie, is a non-employee director. It is the responsibility of the Board to assure that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively service the interests of the Company and its stockholders. Pursuant to rules of the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is the report of the Board of Directors with respect to executive compensation.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

         The Company believes that the most effective executive compensation program aligns the interest of the Company's executives with the interests of its stockholders. The Company's primary corporate mission is to achieve profitability on a consistent basis and thereby enhance long-term stockholder value. In pursuit of that mission, the Board seeks to maintain a strong positive nexus between this mission and its compensation and benefit goals.

         The Company's executive compensation program exemplifies the Board's commitment to that nexus. The Company provides only minimal perquisites to its executive officers, relying instead upon compensation methods that emphasize overall Company performance. In addition, the Company maintains no contractual arrangements with any executive officer, other than its agreement with its President, its Vice President of Finance, and its Vice President of Broadcasting & Engineering, thereby enhancing the opportunities for performance-based rewards to individuals.

         The Company's executive compensation program supports the Company's mission by:

- Directly aligning the interests of executive officers with the long-term interests of the Company's stockholders by making Company stock appreciation over the long term the cornerstone of executive compensation through awards that can result in the ownership of substantial amounts of the Company's Common Stock.

- Providing compensation opportunities that create an environment that attracts and retains talented executives on a long-term basis.

- Emphasizing pay for performance by having a meaningful portion of executive compensation "at risk."

         At present, the Company's executive compensation program is comprised of three primary components: base salary, annual cash incentive (bonus) and long-term incentive opportunity in the form of stock options. Two of the three components of the Company's executive compensation plan -- bonus and stock options -- directly relate to overall performance by the Company. With respect to the third component -- salary -- the Company seeks to be at or below market, placing primary emphasis on the opportunities for greater reward through the availability of performance-based reward mechanisms.

BASE SALARY

         The base salary of the Company's President as listed in the Summary Compensation Table is governed by an Employment Agreement with the Company. As a part of its search for a President in 1993, the Board determined that in order to attract an individual with knowledge and experience necessary to implement the Company's mission, the Company needed to provide that individual with a certain level of compensation. The Board also determined to place a greater portion of the compensation package in performance-based compensation (i.e., performance bonus and stock options), thereby providing an incentive for outstanding performance and minimizing the amount of guaranteed compensation. The Board believes that the Employment Agreement with Mr. Lillie contains an appropriate mix of guaranteed and performance-based compensation.

         The Company has no other employment agreements with any other employees, with the exception of Mr. Nawy and Mr. Gratteau. All other executive officer salaries are evaluated on an annual basis. In determining appropriate salary levels and salary increases, the Board considers achievement of the Company's mission, level of responsibility, individual performance, internal equity and external pay practices. In this regard, the Board attempts to set base salaries of all executive officers at rates at or below the rates of other individuals in equivalent positions in the market area. The Board determines those rates from information gathered by its members.

ANNUAL BONUS

         The Board believes that annual bonuses to executive officers encourage management to focus attention on key operational goals of the Company, and corporate and business earnings are the main performance measure for awards of bonuses. In that regard, the agreement with the Company's President provides a quarterly bonus of the greater of (i) ten percent (10%) of the increase in the Company's net operating profit after taxes over the same quarter of the previous fiscal year, or (ii) five percent (5%) of the Total Cash Flow for the quarter. With respect to the other executive officers of the Company, the Board does not have a formal annual incentive plan. Instead, the Board has elected to review the corporate and business performance of the Company on a periodic basis, and make awards to executive officers if appropriate. In determining appropriate annual bonuses, the Board considers achievement of the Company's mission, level of responsibility, individual performance, internal equity, and external pay practices. In the fiscal year ended June 30, 1997, the Board elected to award cash bonuses to two executive officers, being Mr. Lillie and Mr. Nawy.

LONG-TERM INCENTIVES

         The Company's only current long-term incentive compensation is stock options that are directly related to improvement in long-term stockholder value. The Board believes that stock option grants provide an incentive to executive officers that focuses each officer's attention on managing the Company from the perspective of an owner with an equity stake in the business. In addition, the Board believes that stock option grants provide the Company with a mechanism for recruiting individuals by providing an opportunity for those officers to profit from the results of their contributions to the Company. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the Company's stockholders.

         The options granted to executive officers provide the right to purchase shares of Common Stock usually at the fair market value on the date of grant. Usually, each stock option becomes vested and exercisable over a period of time, generally five years. The number of shares covered by each grant reflects the Board's assessment of the executive's level of responsibility, and his or her past and anticipated contributions to the Company. The size of option grants to individual executives is designed to reflect the impact the individual has on decisions that affect the overall success of the Company.

         The Company granted stock options for no shares of its Common Stock to its executive officers in the fiscal year ended June 30, 1993, and the Company granted stock options for 210,000 shares of its Common Stock to its executive officers, other than the President, in the fiscal year ended June 30, 1994. In the fiscal year ended June 30, 1995, the Company awarded executive officers options to purchase up to 140,000 shares of Common Stock. In the fiscal year ended June 30, 1996, the Company awarded executive officers options to purchase up to 225,000 shares of Common Stock. In the fiscal year ended June 30, 1997, the Company awarded executive officers options to purchase up to 145,000 shares of Common Stock. Since June 30, 1997, the Company has awarded to its executive officers additional options to purchase up to 360,000 shares of Common Stock. These totals are exclusive of stock options granted to Kent E. Lillie and are net of any options which expired without being exercised.

CHIEF EXECUTIVE COMPENSATION

         The regulations of the Securities Exchange Commission require the Board to disclose the basis for the compensation of the Company's chief executive officer relative to the Company's performance. The Company's chief executive officer is its President, Kent E. Lillie. Mr. Lillie's compensation is governed by the terms of an Employment Agreement dated September 25, 1993, and a second Employment Agreement dated July 1, 1997.

         The Board's general approach in establishing Mr. Lillie's compensation was to provide a base salary below market, augmented by an annual bonus based upon specific corporate-wide performance criteria, and stock options reflective of the value of that performance. The Board approved an current base salary of $190,000 as provided by the second Employment Agreement, and a quarterly bonus based upon the financial performance of the Company. The Board determined, based upon the information available, that the base salary and annual bonus was below the market rate and within the Company's overall internal compensation goal. Mr. Lillie received a bonus of $155,605 for the fiscal year ended June 30, 1997. Consistent with the goals stated above, that fact reflects the Company's overall performance during that fiscal year and not Mr. Lillie's performance.

         As a part of the first Employment Agreement, Mr. Lillie was granted options to purchase up to 600,000 shares of stock of the Company at an exercise price of $1.00 per share. Those options vest over a period of five (5) years, with 100,000 shares vesting immediately upon employment. The Board granted Mr. Lillie an option to purchase 500,000 shares of its Common Stock as addition long-term incentive during the fiscal year ended June 30, 1997. Effective July 1, 1997, the Company and Mr. Lillie entered into a new employment agreement, under which Mr. Lillie received options to purchase 50,000 shares of the Company's Common Stock and certain changes were made in the computation of Mr. Lillie's bonus. See "Employment Agreements" herein.

THE FOREGOING REPORT, ALONG WITH THE REPORT REGARDING THE REPRICING OF OPTIONS, IS SUBMITTED BY ALL MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS WHOSE MEMBERS ARE AS FOLLOWS:

         J.D. Clinton               Kent E. Lillie
         W. Paul Cowell             Joseph I. Overholt
         A.E. Jolley                Frank A. Woods


                         STOCKHOLDER RETURN COMPARISONS

         The following line-graph compares the cumulative stockholder returns for the Company over the past five (5) years with a broad market equity index and a published industry or line-of-business index. For these purposes, the Company has chosen the Nasdaq Market Index and the MG Group Index. The MG Group Index is composed of companies classified as "Other Importers, Wholesalers and Retailers" by Media General Financial Services, Inc. The chart uses as a beginning price $1.50 which was the average of the high and low bid of the Company's Stock on June 30, 1992 (the last trading day prior to fiscal year
1993), and assumes $100 invested on that date.

                                 PROPOSAL NO. 3
                              AMENDMENT OF CHARTER
                               REVERSE STOCK SPLIT

         The Board of Directors has proposed and recommended to the stockholders a proposal to amend the Charter of the Company to effect a reverse stock split of the Company's Common Stock (the "Reverse Stock Split"). The intent of the Board of Directors in recommending the Reverse Stock Split is to satisfy a NASDAQ requirement for listing on the NASDAQ National Market that the Common Stock of the Company must have a closing bid price at or above $5.00, and also to increase the long-term marketability and liquidity of the Common Stock.

         The Board of Directors believes that the current per share market price of the Common Stock of below $5.00 impairs the marketability of the Common Stock to institutional investors and members of the investing public and creates a negative impression with respect to the Company when compared with the Company's competitors. Further, the rules of the National Association of Securities Dealers Inc. Automated Quotation System ("NASDAQ") provide that one of the conditions to listing on the NASDAQ National Market ("NNM") is a closing bid price at or above $5.00. The Company's Common Stock is currently listed on the NASDAQ SmallCap Market, and the Company believes that listing on the NNM will improve the liquidity and marketability of the Common Stock. While the number of shares of Common Stock outstanding should not materially affect the marketability of the Common Stock, the type of investor who acquires it or the Company's reputation in the financial community, in practice many investors look upon low priced stock or a stock which is not traded on NNM as more speculative in nature and, as a matter of policy, avoid investing in these stocks. The foregoing factors are believed to adversely affect the liquidity of the Common Stock. However, no assurance can be given that even after the approval and occurrence of the proposed Reverse Stock Split, that the Company's Common Stock will be traded for prices that will satisfy NNM requirements.


         If the Reverse Stock Split is approved by the stockholders of the Company and the amendment to the Charter filed by the Board of Directors, each two shares of the Company's Common Stock ("Old Common Stock") will be reclassified into one share of new common stock ("New Common Stock") (the "ratio"). The Reverse Stock Split will become effective upon the approval of the shareholders and the filing of Articles of Amendment to the Charter of the Company. By approving the amendment, the shareholders will also provide that the Board of Directors may cause the amendment to be filed with the Tennessee Secretary of State's Office and to become effective on a date which is within one hundred eighty (180) days of the date of shareholder approval, and will also provide that the Board of Directors may elect not to file the amendment if it deems such filing to be unnecessary or inappropriate to accomplish the intended result. The Board of Directors will use its judgment to determine an appropriate date within that time to make the amendment effective, if at all. If not filed within one hundred eighty (180) days of the date of the approval of the amendment by the shareholders, the amendment shall not thereafter be filed by the Board of Directors without the subsequent approval of the amendment by the shareholders of the Corporation. The text of the amendment to the Charter is attached hereto as Exhibit B, and the description of the amendment set out below is qualified in its entirety by reference to Exhibit B.


EFFECTS OF THE REVERSE STOCK SPLIT

         Consummation of a Reverse Stock Split will not alter the number of authorized shares of Common Stock, which will remain at 30,000,000 shares. Consummation of the Reverse Stock Split will not alter the par value of Common Stock, which will remain at $.0025 per share of Common Stock.

         If the Reverse Stock Split takes place, a number of outstanding shares will resume the status of authorized and unissued shares, and these shares will again be available for issuance. Effective with the Reverse Stock Split, the conversion rate of certain outstanding options and warrants will be adjusted proportionately, so that each such outstanding option or warrant would thereafter cover one-half as many shares of Common Stock. Shares that are no longer necessary for issuance upon conversion or exercise will become unreserved and available for future issuance or reservation. Proportionate voting rights and other rights of stockholders will not be altered by any Reverse Stock Split (other than as a result of payment in cash in lieu of fractional shares.)

         Consummation of a Reverse Stock Split should have no material federal tax consequences to most stockholders; however, tax effects, which are especially dependent upon a stockholder's individual circumstances, may be material; and each stockholder must obtain his or her own tax advice; and this general description is not tax advice.

         The Common Stock is listed for trading on the NASDAQ SmallCap Market. On the Record Date, the reported closing price of the Common Stock on the SmallCap Market was $3.938 per share. No assurance can be made as to the future price of shares of Common Stock.

POSSIBLE ADVANTAGES

         The Board believes that a decrease in the number of shares of Common Stock outstanding without any corresponding alteration of the proportionate economic interest in the Company represented by individual shareholdings may increase the trading price of such shares and such higher price would be more appropriate for the Common Stock. If the Common Stock trades at $5.00 per share or more, it will meet one of the minimum criteria for listing on the NNM. However, no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of shares outstanding resulting from any Reverse Stock Split or that even if the Common Stock trades at $5.00 per share or more, that the Common Stock will be authorized for trading on the NNM.

         Additionally, the Board believes that a more appropriate price for shares of Common Stock should promote greater interest by the brokerage community in marketing shares of Common Stock to their customers. The current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue.

         Any reduction in brokerage commissions resulting from a Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions which will be required to be paid by stockholders selling "odd lots" created by such Reverse Stock Split.

         The increase in the difference between the authorized number of shares of Common Stock and the number of shares outstanding or committed could have an advantage of permitting the Company to issue shares for acquisition, sale of equity, conversion of convertible debt, and other purposes that could improve the financial position of the Company.


         The following table sets forth the number of shares of Common Stock that would be outstanding, based on the 11,742,991 shares outstanding as of December 31, 1997, immediately after the Reverse Stock Split. The reduction of the number of shares outstanding in the Reverse Stock Split has the inverse effect on authorized and unissued shares. The table does not attempt to account for cashing out fractional shares.


                                                     Authorized and Unissued Shares
                                              --------------------------------------------
    Ratio of           Shares Issued and      Before Reverse Stock     After Reverse Stock
Reverse Stock Split        Outstanding                 Split                 Split
-------------------    ------------------     --------------------    --------------------

None................      11,742,991               18,257,009               18,257,009

1-for-2.............       5,871,495               18,257,009               24,128,505



         The Company's reporting obligations under the Securities Exchange Act of 1934 should not be affected by the changes in capitalization contemplated pursuant to the Reverse Stock Split. No significant reduction should be anticipated in the number of record holders of the Common Stock below its Record Date level of approximately 688.

POSSIBLE DISADVANTAGES

         The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding will stimulate interest in the Company's Common Stock and possibly promote greater liquidity. However, the possibility does exist that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the proposed Reverse Stock Split is effected. The Reverse Stock

Split will reduce the number of shares outstanding to approximately 5,871,495. Fewer publicly held shares may result in lower trading volume which may reduce financial community interest in the Common Stock. A lower trading volume for the Common Stock may also depress the Common Stock market price.

         The Board of Directors is hopeful that the proposed Reverse Stock Split will result in a price level for the shares that will mitigate any reluctance of brokerage firms to recommend the Common Stock to their clients and diminish the adverse impact of trading commissions on the potential market for the Company's shares. However, there can be no assurance that the proposed Reverse Stock Split will achieve these desired results, nor can there be any assurance that the price per share of the Common Stock immediately after the proposed Reverse Stock Split will increase proportionately with the reverse split or that any increase can be sustained for a prolonged period of time.

         Although the Board of Directors is optimistic that the Reverse Stock Split will increase the market price of the Common Stock above the minimum $5.00 bid price required by the NNM as a condition of listing, no assurance can be made that the Reverse Stock Split will have this affect or that even if it does that the Company will satisfy the remaining quantitative requirements for NASDAQ NNM listing of the Common Stock.

         If the Reverse Stock Split takes place, a number of outstanding shares will resume the status of authorized and unissued shares, which shares will again be available for issuance. As a result of this increase in authorized and unissued shares of the Company's Common Stock, additional shares will be available in the event the Board of Directors determines that it is necessary and appropriate to raise additional capital through the sale of securities in the public or private market, enter into a strategic partnership with another company, grant options to the Company's employees or acquire another company, business or assets, or in other events. Common Stock would be authorized to be issued in the discretion of the Board of Directors without stockholder approval of each issuance.

         Except for currently outstanding preferred stock, warrants, options and option plans, there are no existing agreements or agreements in principle which call for the issuance of any shares of Common Stock or Preferred Stock. Additionally, the Company has no existing agreements or agreements in principle which call for the issuance of any shares of Common Stock or Preferred Stock in connection with any new financing.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED BUT UNISSUED SECURITIES

         The Reverse Stock Split would result in a greater spread between the number of authorized shares and the number of outstanding shares. The issuance of shares of Common Stock or Preferred Stock under particular circumstances may have the effect of discouraging an attempt to change control of the Company, especially in the event of a hostile takeover bid. The increase in the spread between authorized and issued Common Stock recommended by the Board of Directors could have the overall effect of rendering more difficult the accomplishment of an acquisition of the Company, and to make more difficult the removal of incumbent management of the Company. Common Stock would be authorized to be issued in the discretion of the Board of Directors without stockholder approval of each issuance. The proportionate increase in the authorized number of shares of Common Stock could have an advantage of permitting the Company to issue shares for other purposes that could improve the financial position of the Company. However, the proportionately larger spread between authorized shares and outstanding shares might be used to increase the stock ownership or voting rights of persons seeking to obtain control of the Company; and this anti-takeover effect could benefit incumbent management at the expense of the stockholders. Issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of shares of Common Stock outstanding.

         The Company may issue new securities without first offering them to stockholders. The holders of Common Stock of the Company have no preemptive rights. Preemptive rights would have given stockholders a right to purchase pro rata new securities issued by the Company. Preemptive rights protect such holders from dilution to some extent by allowing holders to purchase shares according to their percentage ownership in each issuance of new securities. Therefore, the Company may issue its shares in a manner that dilutes current stockholders.

ACCOUNTING FOR REVERSE STOCK SPLIT

         The Reverse Stock Split will cause the number of "odd-lot" holders to go up and cause the number of "round-lot" holders of the Common Stock to go down. The number of round-lot holders is a common measure of a stock's distribution, and a lower number may reflect more negatively on the Company's shares. Higher numbers of odd-lot holders may become reluctant to trade their shares because of any stigma or higher commissions associated with odd-lot trading. This may negatively impact the average trading volume and thereby diminish interest in Common Stock by some investors and advisors.

         If a Reverse Stock Split is declared, it will require that an amount equal to the number of fewer shares issued times such shares' par value be transferred to the Company's Additional Paid-in Capital Account from its Common Stock Account. The number of shares of Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be increased correspondingly.

         The following table illustrates the principal effects of the Reverse Stock Split to the Company's capital accounts on a pro forma basis as at September 30, 1997:


                                                    Prior to the        After the 1:2
Financial Data                                   Reverse Stock Split  Reverse Stock Split
---------------                                  -------------------  -------------------
Stockholders' equity:

Common Stock - $.0025 par value, 30,000,000
shares authorized, 11,074,414 and
   5,537,207 issued and outstanding at
   September 30, 1997 on actual and pro
   forma basis                                      $    27,686              $    13,843

Additional paid in capital                           10,425,655               10,439,498

Accumulated deficit                                  (5,922,625)              (5,922,625)
                                                    -----------              -----------
   Total stockholders' equity                       $ 4,530,716              $ 4,530,716
                                                    ===========              ===========
Book value per common share(1)                             $.41                     $.82


--------------

(1) Computed by dividing the total shareholders' equity by the number of shares of Common Stock outstanding, without any consideration given to the number of shares which might by issued under any outstanding options, warrants or conversion rights.

LIQUIDATION OF FRACTIONAL SHARES

         At the effective date of the Reverse Stock Split (the "Effective Date"), if the number of shares owned by a shareholder is not exactly divisible by two (2), the odd share will be reclassified and changed into a fraction of one-half of a share of the Company's New Common Stock. These fractional shares will not be combined into whole shares, but will not be subject to the treatment of fractional share interests as described below. Shortly after the Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing shares of Old Common Stock for (i) surrender and exchange for certificates representing whole shares of New Common Stock and (ii) cash in lieu of any fraction of a share of New Common Stock to which such holders would otherwise be entitled.

         Any shareholder of the Company which owns only one (1) share of Common Stock prior to the Reverse Stock Split will, as a result of the Reverse Stock Split, have that share reduced to one-half of a share. Such a shareholder, however, will not be required to surrender the fractional share for cash. Instead, that shareholder will have the option to (i) surrender the fractional share for cash, as described above, or (ii) the Company will assist the shareholder to acquire an additional one-half of a share for cash equal to its market value, and thereby remain a shareholder owning a single share.

         American Stock Transfer & Trust Company will act as the Company's exchange agent (the "Exchange Agent") to act for holders of Old Common Stock in implementing the exchange of their certificates. Shareholders should not send stock certificates until shareholders receive a notice requesting them to transmit them to the Exchange Agent.

         If this proposal is approved by stockholders and the Company files the Articles of Amendment to the Charter, stockholders will be notified and requested to surrender their certificates representing shares of Old Common Stock to the Exchange Agent in exchange for certificates representing New Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Old Common Stock will be deemed for all corporate purposes to evidence ownership of a proportionate number of shares of New Common Stock and a right to payment in cash for fractional interests.

         The Company will either deposit sufficient cash with its Exchange Agent or set aside sufficient cash for the purchase of the above-referenced fractional interests. Stockholders are encouraged to surrender their certificates to the exchange agent for certificates evidencing whole shares of the New Common Shares and to claim the sums, if any, due them for fractional interests, as promptly as possible following the Effective Date. No interest will accrue or be payable to stockholders on account of such deposit. The Company shall be entitled to earnings, if any, on funds deposited.

         The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. No service charge will be payable by stockholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which will be borne and paid by the Company.

         The number of record holders of the Common Stock on the Record Date was
688. The Company does not anticipate that the payment in cash in lieu of fractional shares following any Reverse Stock Split would result in a significant reduction in the number of such holders. Holders of New Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. To date no dividends on the Common Stock have been paid by the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE PROPOSAL.

                                 PROPOSAL NO. 4
                              AMENDMENT OF CHARTER
                        AUTHORIZE NON-VOTING COMMON STOCK

         On December 31, 1997, the Board of Directors voted to recommend to the shareholders the approval of an amendment to the Charter to authorize the issuance of 30,000,000 shares of Non-Voting Common Stock, par value $.0025 per share. A full text of the proposed amendment is attached hereto as Exhibit C, and the description of the amendment set out below is qualified in its entirety by reference to Exhibit C.

         The Charter does not currently authorize the issuance of Non-Voting Common Stock. The Charter currently authorizes the issuance of 30,000,000 shares of common stock, par value $.0025 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $10.00 ("Preferred Stock").

COMMON STOCK

         As of January 20, 1998, 11,742,991 shares of the Company's Common Stock were outstanding and held of record by approximately 688 shareholders. Shares of Common Stock may be issued at such time or times and for such consideration (but not less than par value) as the Board of Directors of the Company deems advisable, subject to limitations set forth in the laws of the State of Tennessee, or the Company's charter or bylaws. Holders of Common Stock are not entitled to preemptive or other subscription rights, and are not subject to assessment or further call. Each share of Common Stock is entitled to one vote on all matters on which holders of common stock are entitled to vote. Holders of Common Stock are not entitled to convert the shares to any other securities of the Company. Holders of the Company Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors of the Company out of funds legally available therefore. The Company has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on the Common Stock. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, holders of Common Stock are entitled to receive ratably in proportion to the number of shares held, those amounts or assets available after payment or provision for payment of all indebtedness or other liabilities to any other person.

PREFERRED STOCK

         Under the terms of the Company's charter, the Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series, and to fix the number, designation, preferences, limitations and relative rights of the shares of such series, without the further vote or action of the shareholders. The Company's Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

         At January 20, 1998, there were 137,943 shares of Series A Preferred Stock ("Series A Preferred Stock"), par value $10.00 per share, outstanding and held by approximately 36 shareholders of record. The Series A Preferred Stock ranks ahead of the Common Stock with respect to dividends, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation. Holders of shares of Series A Preferred Stock are not entitled to preemptive rights with respect to any shares or other securities of the Company which may be issued, and such shares are not subject to assessment.

         Holders of Series A Preferred Stock are entitled to receive, but only when, as and if declared by the Board of Directors of the Company, cash dividends at the rate of 1% per annum of par value per share (i.e., $.10 per share per annum). Dividends on each share of Series A Preferred Stock accrue and are cumulative. No dividends may be paid or declared on any Common Stock, or any other series of Preferred Stock at the time outstanding, unless dividends properly accumulated in respect to the Series A Preferred Stock and all other series of Preferred Stock senior to or on a parity therewith for all prior dividend periods shall have been paid or declared and set apart for payment. In the event that full cumulative dividends on the Series A Preferred Stock shall not have been declared and paid when due, or set apart for payment, then, until such aggregate deficiency shall have been declared and paid, or set apart for payment, the Company may not (A) declare or pay any dividends or make other distributions on the Common Stock other than (i) dividends payable in shares of Common Stock or other stock of the Company junior to the Series A Preferred Stock ("Junior Stock") or (ii) options, warrants or rights to subscribe for or purchase shares of Common Stock or Junior Stock or (B) purchase, redeem or otherwise acquire (i) any share of Common Stock or Junior Stock or (ii) any other shares of capital stock of the Company ranking on a parity with the Series A Preferred Stock, except by conversion into or exchange for Common Stock or Junior Stock.

         In the event of a liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, before any distributions to the holders of Common Stock or any Junior Stock, an amount equal to $10.00 per share, plus dividends accrued and unpaid. After receipt of this amount, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distributions of the assets of the Company. For these purposes, a sale of substantially all of the assets of the Company to a third party, or the consummation by the Company or its shareholders of any transaction with any single purchaser whereby a change in control of more than fifty (50%) of the issued and outstanding shares of Common Stock of the Company occurs, will be considered a liquidation, dissolution and winding up of the Company entitling the holders of Series A Preferred Stock to such payment.

         So long as Series A Preferred Stock remains outstanding, the Company may not issue any capital stock, including Preferred Stock of any series, that ranks senior to the Series A Preferred Stock with respect to liquidation, dissolution and winding up. At any time after February 24, 2000, any holder of any shares of Series A Preferred Stock may require the Company to redeem all or any portion of the Series A Preferred Stock, for a redemption price per share of $10.00, plus accrued and unpaid dividends. The Series A Preferred Stock is convertible at any time into shares of Common Stock at a ratio of 1.00 share of Common Stock for 1.00 share of Series A Preferred Stock.

         Except as provided in the following sentence or as expressly required by applicable law, the holders of Series A Preferred Stock are not entitled to vote. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative consent of the holders of a majority of the shares of Series A Preferred Stock outstanding (voting separately as a class) shall be necessary to permit (i) the authorization, creation or issuance of a new class of capital stock or series of Preferred Stock having rights, preferences or privileges senior to the Series A Preferred Stock, or any increase in the number of authorized shares of any class of capital stock or series of Preferred Stock having rights, preferences or privileges senior to the Series A Preferred Stock, or (ii) the amendment of any provision of the Company's charter which would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock.

NON-VOTING COMMON STOCK

         Holders of Non-voting Common Stock would have the same preferences, rights, and limitation as holders of Common Stock, with the exception that holders of Non-Voting Common Stock would have no right to vote on any matter, except as to matters to which the right to vote is indefeasibly granted by statute. Accordingly, holders of Non-Voting Common Stock would not be entitled to preemptive or other subscription rights, and would not subject to assessment or further call. Holders of Non-Voting Common Stock would not be entitled to convert the shares to any other securities of the Company. Holders of Non-Voting Common Stock would be entitled to receive such dividends as may be declared, from time to time, by the Board of Directors of the Company out of funds legally available therefore. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, holders of Non-Voting Common Stock would be entitled to receive ratably in proportion to the number of shares held, and in parity with the number of shares of Common Stock held, those amounts or assets available after payment or provision for payment of all indebtedness or other liabilities to any other person and the payment of such liquidation payments as due to the holders of Preferred Stock.

         The purpose of the authorization of Non-Voting Common Stock is to provide the Company will an additional alternative with respect to the issuance of capital stock, and additional flexibility with respect to its capital structure. The Board has no immediate plans to issue any shares of Non-Voting Common Stock.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE PROPOSAL.


                                 PROPOSAL NO. 5
                           APPOINTMENT OF ACCOUNTANTS


         On December 31, 1997, the Board of Directors determined to recommend the appointment of Coopers & Lybrand L.L.P., Certified Public Accountants, as the independent accountants of the Company for the fiscal year ended June 30, 1998, subject to approval by the shareholders. Coopers & Lybrand served as the Company's independent accountants for the fiscal year ended June 30, 1997. The Company does not anticipate that representatives of Coopers & Lybrand will be present at the annual meeting.


         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE PROPOSAL.


                                 PROPOSAL NO. 6
                                 OTHER BUSINESS

         The Board of Directors of the Company currently is unaware of any proposal to be presented at the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other proposal properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on each such proposal in accordance with their discretion.


                                OTHER INFORMATION

INTERESTS OF COMPANY AFFILIATES

         None of the Company's directors, executive officers or principal shareholders, including any of their affiliates has any interest in the matters to be acted upon at the Annual Meeting, other than the election of directors and the proposed amendment to the Plan.

PROPOSALS OF SHAREHOLDERS

         Shareholders intending to submit proposals for presentation at the 1998 annual meeting of Shareholders of the Company for inclusion in the proxy statement and form of proxy relating to that meeting should forward those proposals to George J. Phillips, Secretary, Shop At Home, Inc., 102 Woodmont Boulevard, Suite 200-228, Nashville, Tennessee 37205. Proposals must be in writing and must be received by the Company prior to October 16, 1998. Proposals should be sent to the Company by certified mail, return receipt requested.

COST OF SOLICITATION OF PROXIES

         The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this Proxy Statement, will be borne by the Company. That solicitation will be made by mail, and may also be made by the Company's regular officers or employees, personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

ANNUAL REPORT

         The Company's 1997 Annual Report accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

                                    EXHIBIT A

                          PROPOSED AMENDMENT TO CHARTER
                              OF SHOP AT HOME, INC.
                          (CLASSIFICATION OF DIRECTORS)

         The Charter of the Corporation is amended by inserting as Article 8 thereof the following:

         8. The business and affairs of the corporation shall be managed by a Board of Directors. The number of directors of the Corporation, not less than six (6) nor more than nine (9), shall be fixed by the Board of Directors and, in the absence of the Board fixing the number, shall be eight. Upon the adoption of this Article, and pursuant to Section 48-18-106 of the Tennessee Business Corporation Act, the directors shall be divided into three groups, as nearly equal in number as possible. The initial term of office for members of the first group shall expire at the next annual meeting of shareholders held in 1998, the initial term for members in the second group shall expire at the annual meeting of shareholders held in 1999, and the initial term for members in third group shall expire at the annual meeting of shareholders held in 2000. At each annual meeting of shareholders following such initial terms and elections, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election and shall continue to hold office until their respective successors are elected and qualified. In the event of any increase or decrease in the number of directors fixed by the Board of Directors, any newly-created directorships or any decrease in directorships shall be so apportioned among the groups by the Board of Directors so as to make all groups as nearly equal in number as possible. Directors may be removed by a vote of the shareholders only for cause.

                                    EXHIBIT B
                          PROPOSED REVERSE STOCK SPLIT

         If proposal 3 is approved, the following will be included in an amendment to the Charter of the Company, as an addition to paragraph 6.2.1 thereof:

                  Each issued and outstanding share of common stock of the par value of $.0025 per share of the Corporation (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof, be reclassified as and changed into one-half (1/2) of one share of common stock of the par value of $.0025 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the effective date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which any for which the shares of the Old Common Stock formerly represented by such old certificates so surrendered, are reclassified under the terms hereof. From and after the effective date, old certificates shall represent only the right to receive new certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the average of the last reported "bid" and "asked" prices of the Old Common Stock on the NASDAQ SmallCap Market on the effective date (or in the event the Corporation's Common Stock is not so traded on the effective date, such average of the last reported "bid" and "asked" prices on the next preceding day on which such stock was traded on the NASDAQ SmallCap Market). The Board of Directors is authorized to make arrangements with any shareholder owning only one (1) share of Old Common Stock so that such shareholder will not be required to surrender the fractional share of New Common Stock, unless such shareholder elects to do so, and may assist such shareholder to acquire an additional fractional share so as to own one (1) share of New Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which new certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the old certificates so surrendered. In the event that the Corporations's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the effective date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.


                  The above amendment shall be effective upon its filing with the Office of the Secretary of State of Tennessee.

                                    EXHIBIT C

                        PROPOSED AMENDMENT TO THE CHARTER
                              OF SHOP AT HOME, INC.
                            (NON-VOTING COMMON STOCK)

         Paragraph 6 of the Charter is amended as follows:

         (a) Subparagraph 6.1 is amended to read as follows:

         6.1   Capital Stock.

         The aggregate number and designation of the classes of shares of capital stock that the Corporation shall have authority to issue are as follows:

                                         Number of Shares
                                           Authorized
               CLASS                       ----------              Par Value
               -----                                               ---------
            COMMON STOCK                   30,000,000               $.0025

      NON-VOTING COMMON STOCK              30,000,000               $.0025

          PREFERRED STOCK                  1,000,000                $10.00


         (b) By adding a new subparagraph 6.2.2 to read as follows:

         6.2.2  Non-Voting Common Stock.

                  The Board of Directors is authorized to issue Non-Voting Common Stock from time to time. The holders of Non-Voting Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefore. The holders of outstanding Common Stock shall not be entitled to vote on any matter unless expressly required by applicable law. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Non-Voting Common Stock shall be entitled to be paid out of the net assets of the Corporation, after payment to the holders of the outstanding Preferred Stock of the amount to which they are entitled, the balance of such assets according to their respective rights and on a parity with the Common Stock according to the number of shares held. Holders of shares of Non-Voting Common Stock are not entitled to redemption or conversion rights, or preemptive rights with respect to any shares or other securities of the Corporation which may be issued. In all respects, except voting rights, holders of NonVoting Common Stock shall have the same preferences, limitations and relative rights as the holders of Common Stock.

                               SHOP AT HOME, INC.

         PROXY SOLICITED BY THE BOARD OF DIRECTORS OF SHOP AT HOME, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 6, 1998.


         The undersigned hereby appoints A. E. Jolley and Joseph I. Overholt, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Shop at Home, Inc. to be held at Loews Vanderbilt Plaza, located at 2100 West End Avenue, Nashville, Tennessee, on March 6, 1998, at 10:00 a.m., local time, and any adjournments thereof.


(1)      AMENDMENT THE CHARTER OF THE COMPANY:

         To approve staggered three (3) year terms for directors, to fix the number of directors at a number of not less than six (6) nor more than nine (9), and to provide that directors may only be removed by shareholders for cause.

                  [ ] FOR  [ ] AGAINST   [ ] WITHHOLD AUTHORITY (ABSTAIN)

(2)      ELECTION OF DIRECTORS:

         [ ] FOR all the following nominees (except as indicated to the contrary below):

                  J.D. Clinton, Kent E. Lillie, and Frank A. Woods (to serve until the 2000 annual meeting if Proposal 1 is approved, otherwise one year), W. Paul Cowell, A. E. Jolley, and Joseph
                  I. Overholt (to serve until the 1999 annual meeting if Proposal 1 is approved, otherwise one year), J. Daniel Sullivan and Patricia E. Mitchell (to serve until the next 1998 annual meeting if Proposal 1 is approved, otherwise one year)

         [ ]      AGAINST THE FOLLOWING NOMINEE(S) (PLEASE PRINT NAME(S)):

                  -------------------------------------------------------------

         [ ] WITHHOLD AUTHORITY (ABSTAIN) TO VOTE FOR THE FOLLOWING NOMINEES (PLEASE PRINT NAME):

                  -------------------------------------------------------------

         [ ]      AGAINST ALL NOMINEES.

         [ ]      WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees.

(3)      AMEND THE CHARTER OF THE COMPANY:


         To approve the amendment to the Charter of the Company to authorize the Board of Directors to effect a 1:2 reverse stock split of the Company's Common Stock.


                  [ ] FOR  [ ] AGAINST      [ ] WITHHOLD AUTHORITY (ABSTAIN)

(4)      AMEND THE CHARTER OF THE COMPANY:

         To approve the amendment to the Charter of the Company to authorize the issuance of 30,000,000 shares of Non-Voting Common Stock, par value $.0025 per share.

                  [ ] FOR  [ ] AGAINST      [ ] WITHHOLD AUTHORITY (ABSTAIN)


(5) To approve the selection of Coopers & Lybrand L.L.P., as the Company's independent accountants for the fiscal year 1998.


                  [ ] FOR  [ ] AGAINST      [ ] WITHHOLD AUTHORITY (ABSTAIN)

(6) In their discretion, to transact such other business as may properly be brought before the meeting or any adjournment thereof.

                  [ ] FOR  [ ] AGAINST      [ ] WITHHOLD AUTHORITY (ABSTAIN)


         Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the proposed amendment to the Charter to stagger the terms of directors, to fix the number of directors and provide for removal of directors only for cause; FOR the nominees in the election of directors; FOR the proposed amendment to the Charter of the Company to authorize the Board of Directors to effect a 1:2 reverse stock split, FOR the proposed amendment to the Charter to authorize shares of Non-Voting Common Stock; and FOR the selection of Coopers & Lybrand.


Date ______________, 1998.            PLEASE SIGN HERE AND RETURN PROMPTLY



                                      --------------------------

                                      --------------------------
                                      Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.


------------------------------------------------------------------------------
IF you have changed your address, please PRINT your new address on this line.












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